SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☒  Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

R.H. DONNELLEY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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R.H. DONNELLEY CORPORATION

One Manhattanville Road
Purchase, New York 10577

March 24, 2003

To Our Stockholders:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of R.H. Donnelley Corporation to be held on Thursday, May 1, 2003, at 2:00 p.m. local time, at The Renaissance Westchester Hotel, 80 West Red Oak Lane, White Plains, NY 10604.

      The Notice of Annual Meeting and Proxy Statement dated March 24, 2003 accompanying this letter describe the business to be acted upon at the meeting. The proxy statement also describes the Company’s recently adopted Three Year Independent Director Evaluation policy for its stockholder rights plan. The Annual Report for the year ended December 31, 2002 and a form of proxy are also enclosed. These materials are being mailed to stockholders on or about March 25, 2003.

Sincerely,

David C. Swanson
Chairman of the Board and
Chief Executive Officer

R.H. DONNELLEY CORPORATION

One Manhattanville Road
Purchase, New York 10577

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2003

To the Stockholders of

  R.H. Donnelley Corporation:

      Notice is hereby given that the 2003 Annual Meeting of Stockholders (the “Meeting”) of R.H. Donnelley Corporation (the “Company”) will be held on Thursday, May 1, 2003, at 2:00 p.m. local time, at The Renaissance Westchester Hotel, 80 West Red Oak Lane, White Plains, NY 10604.

      At the Meeting, you will be asked to vote upon the following matters:

1.	Election of three Class I members of the Board of Directors, each for a term of three years;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2003;

3.	A stockholder proposal regarding our rights plan; and

4.	Any other matter that may properly come before the Meeting or any postponements or adjournments thereof.

      The Board of Directors has fixed the close of business on March 6, 2003 as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Meeting or any postponements or adjournments thereof. A list of such stockholders will be available at the Meeting and, during the ten days prior to the Meeting, at the place of the Meeting as well as the Company’s executive offices located at One Manhattanville Road, Purchase, New York 10577.

By Order of the Board of Directors,

Robert J. Bush
Vice President, General Counsel
and Corporate Secretary

Purchase, New York

March 24, 2003

Whether or not you plan to attend the Meeting, it is very important that you complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided as soon as possible. If you attend the Meeting, you may revoke your proxy at that time and vote your shares in person at the Meeting.

QUESTIONS AND ANSWERS
PROPOSALS TO BE VOTED UPON
BOARD OF DIRECTORS
Nominees
Directors Continuing in Office
Committees of the Board of Directors
Independence and Financial Expertise Determinations
Corporate Governance Matters
Independent Director Evaluation of Rights Plan
Attendance at Board Meetings
Report of the Audit and Finance Committee
DIRECTOR AND EXECUTIVE COMPENSATION
Directors’ Compensation
Executive Compensation
Employment Agreements
Performance Measurement Comparison
Report of the Compensation and Benefits Committee on Executive Compensation
Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Party Transactions
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER INFORMATION
How to Nominate Members of the Board of Directors
How to Raise a Matter at a Meeting
Section 16(a) Beneficial Ownership Reporting Compliance
Delivery of Annual Report on Form 10-K
Return of Proxy
Annex A — Audit and Finance Committee Charter
Annex B — Compensation and Benefits Committee Charter
Annex C — Corporate Governance Committee Charter

R.H. DONNELLEY CORPORATION

One Manhattanville Road
Purchase, New York 10577

PROXY STATEMENT

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of R.H. Donnelley Corporation (the “Company”) of proxies for use at the Company’s 2003 Annual Meeting of Stockholders (the “Meeting”) or at any adjournments or postponements thereof.

Questions and Answers	2
Proposals to be Voted Upon	5
Election of Directors	5
Ratification of Appointment of Independent Accountants	6
Stockholder Proposal Regarding Rights Plan	7
Management’s Statement in Opposition	7
Board of Directors	10
Nominees	10
Directors Continuing in Office	11
Committees of the Board of Directors	12
Independence and Financial Expertise Determinations	13
Corporate Governance Matters	14
Independent Director Evaluation of Rights Plan	14
Attendance at Board Meetings	14
Report of the Audit and Finance Committee on Financial Reporting	15
Director and Executive Compensation	16
Directors’ Compensation	16
Executive Compensation	16
Employment Agreements	21
Performance Measurement Comparison	23
Report of the Compensation and Benefits Committee on Executive Compensation	24
Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Party Transactions	28
Security Ownership of Certain Beneficial Owners And Management	29
Other Information	32
How to Nominate Members of the Board of Directors	32
How to Raise a Matter at a Meeting	32
Section 16(a) Beneficial Ownership Reporting Compliance	32
Delivery of Annual Report on Form 10-K	32
Return of Proxy	33
Annexes
Annex A — Audit & Finance Committee Charter	A-1
Annex B — Compensation & Benefits Committee Charter	B-1
Annex C — Corporate Governance Committee Charter	C-1

QUESTIONS AND ANSWERS

       Q: What am I voting on at the Meeting?

A:	1. Election of Nancy E. Cooper, Robert Kamerschen and David C. Swanson as Class I members of the Board of Directors of the Company to serve three year terms;

2. Ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2003; and

3. A stockholder proposal regarding our rights plan.

          (See pages 5-9 for more details.)

Q:	What does the Board of Directors recommend with respect to the matters to be presented at the Meeting?

A:	The Board of Directors recommends a vote (a) in favor of the (i) election of the three nominees for the Class I members of the Board of Directors; and (ii) ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2003, and (b) against the stockholder proposal regarding our rights plan, each as described in further detail below.

      Q: Who is entitled to vote?

A:	Stockholders of record as of the close of business on March 6, 2003 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, 30,500,983 shares of the Company’s common stock were outstanding and entitled to vote at the Meeting. In addition, as of the Record Date, investment partnerships affiliated with The Goldman Sachs Group, Inc. own 200,604 shares of the Company’s Preferred Stock and are entitled to vote these shares on an as converted basis (equivalent to 8,456,042 shares of common stock). Therefore, a total of 38,957,025 shares are entitled to vote at the Meeting. As of the Record Date, the outstanding shares of the Company’s common stock were held by approximately 8,400 holders of record in addition to approximately 15,000 stockholders whose shares were held in nominee name. Each share of common stock (and Preferred Stock on an as converted basis) is entitled to one vote on each proposal to properly come before the Meeting.

      Q: How do I vote by proxy?

A:	Sign and date each proxy card that you receive and return it in the postage prepaid envelope. The proxy will be voted at the Meeting according to your instructions as indicated on the proxy card. If the proxy card is signed and returned but no instructions are given, then your proxy will be voted in favor of or against the various proposals as described herein and on the proxy card. With respect to proposals brought before the Meeting but not referenced on the proxy card or in this Proxy Statement, your proxy will be voted in the discretion of the proxies named on the proxy card. (See page 3 for more details.)

      Q: May I revoke my proxy?

A:	Yes. Your proxy may be revoked at any time before it is voted at the Meeting by (i) written notice to the Secretary of the Company (at the address of the Company set forth on the first page of this Proxy Statement), (ii) a duly executed proxy bearing a later date or (iii) voting in person at the Meeting.

      Q: How do I vote shares that are held in employee benefit plans?

A:	If you are a participant in the Company’s Profit Participation Plan, the DonTech Profit Participation Plan or the Dun & Bradstreet Corporation Employee Stock Purchase Plan (collectively the “Plans”) and have funds invested in the Company’s common stock, your proxy card will serve as a voting instruction for the trustee of the respective Plan. Fractional shares you hold in the Plans are not printed on the proxy card but will be voted by the trustee as if included thereon. If a proxy covering shares in the Plans has not been received on or before April 28, 2003, or if it is signed and returned without instructions, the trustee will vote those shares in the same proportion as the shares for which it has received instructions, except as otherwise required by law.

      Q: Who will count the vote at the Meeting?

A:	Representatives of The Bank of New York, the Company’s transfer agent, will tabulate the vote and serve as inspector of election at the Meeting.

      Q: What constitutes a quorum for the Meeting?

A:	A majority of the Company’s outstanding shares, present or represented by proxy at the Meeting, constitutes a quorum for purposes of conducting business at the Meeting. Shares represented by proxies that are marked “abstain” or “withhold authority” on any or all matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to shares held in “street name” that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters.

Q:	What are the voting requirements for the approval of each of the proposals?

A:	1. The nominees for Class I members of the Board of Directors must be elected by a plurality of the shares present in person or represented by proxy and entitled to vote;

2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2003 and any other matter that properly comes before the Meeting, in each case, requires the approval of the majority of the shares present in person or represented by proxy and entitled to vote at the Meeting; and

3. The stockholder proposal regarding our rights plan requires the approval of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting. Because the proposal is simply a request that the Board take the actions stated in the proposal, approval of this stockholder proposal may not result in the requested action being taken by the Board, and therefore its approval would not necessarily effectuate any changes to the rights plan. (See pages 7-9 for further information).

Q:	How is my proxy voted on matters not identified on the proxy card or in this Proxy Statement?

A:	The Board of Directors presently knows of no other matters to be presented for action at the Meeting. The Company did not receive notice by March 3, 2003 of any nomination for a director pursuant to the By-Laws of the Company or by February 9, 2003 (as required by applicable regulations of the Securities and Exchange Commission) of any other matter intended to be raised by any stockholder at the Meeting. Accordingly, the proxy card confers upon the persons named on the proxy card authority to vote your shares in their discretion upon any other matter that may properly come before the Meeting.

      Q: What does it mean if I get more than one proxy card?

A:	It means that your shares are registered differently and, therefore, are in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. To provide better stockholder services, we encourage you to have all shares and accounts registered in the same name and address. You may do this by contacting our transfer agent, The Bank of New York, at 1-800-524-4458.

      Q: Who may attend the Meeting?

A:	All stockholders as of the Record Date (March 6, 2003) are invited to attend, although seating may be limited.

Q:	Who is bearing the cost of this proxy solicitation and how is the solicitation effected?

A:	The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The solicitation of proxies may be made by directors, officers and employees of the Company personally or by mail, telephone or facsimile communication. No additional compensation will be paid for such solicitation. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

      Q: Under what circumstances may the Meeting be adjourned?

A:	Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. The Company does not currently intend to seek an adjournment of the Meeting.

Q:	When are stockholder proposals due for inclusion in the Company’s proxy statement for the 2004 Annual Meeting?

A:	Proposals of the Company’s stockholders intended to be presented at the Company’s 2004 Annual Meeting of Stockholders must be received by the Company no later than November 26, 2003 to be included in the Company’s proxy statement and form of proxy relating to the 2004 Annual Meeting. Any proposal should be addressed to Robert J. Bush, Esq., Vice President, General Counsel and Corporate Secretary, R.H. Donnelley Corporation, One Manhattanville Road, Purchase, New York 10577, and should be sent by certified mail, return receipt requested. (Also see “Other Information — How to Nominate Members of the Board of Directors” and “— How to Raise a Matter at a Meeting” on page 32.)

PROPOSALS TO BE VOTED UPON

PROPOSAL 1:

ELECTION OF DIRECTORS

      The Board of Directors of the Company is presently comprised of nine members and is divided into three classes. At the 2003 Annual Meeting of Stockholders, Nancy E. Cooper, Robert Kamerschen and David C. Swanson, the Board of Directors’ nominees for Class I of the Board of Directors, are up for election to the Board. Messrs. Kamerschen and Swanson and Ms. Cooper presently serve as Class I Directors. (See page 10 for more information regarding the nominees.) If elected, they (or their successors as so appointed by the Board in accordance with the Company’s By-Laws) will each serve until the 2006 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

      Unless a proxy shall specify that it is not to be voted for them, the shares of common stock represented by each duly executed and returned proxy will be voted FOR their election as directors. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withholds authority to vote for such nominee or broker non-votes will not be counted toward such nominee’s achievement of a plurality. A “broker non-vote” occurs when a broker does not have the authority to vote on a particular proposal. This happens because brokers who hold shares in “street name” have the authority to vote only on certain routine matters in the absence of instructions from the beneficial owners.

      If any nominee does not stand for election at the Meeting, an event which the Board of Directors does not presently anticipate, the proxies will be voted for a substitute nominee appointed by the Board of Directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      It is proposed that the stockholders ratify the appointment by the Audit and Finance Committee of the Board of Directors of PricewaterhouseCoopers LLP, as independent accountants for the Company, for the year ending December 31, 2003. The Company expects representatives of PricewaterhouseCoopers LLP to be present at the Meeting and available to respond to appropriate questions submitted by stockholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire. See page 15 for the Report of the Audit and Finance Committee on Financial Reporting for certain information that may be relevant to the selection of independent accountants, including disclosure of certain non-audit services provided to the Company by PricewaterhouseCoopers LLP and of related fees. The disclosure regarding audit fees and fees related to non-audit services is incorporated by reference herein.

      Approval by the stockholders of the appointment of the Company’s independent accountants is not required by law, any applicable stock exchange regulation or by the Company’s organizational documents, but the Board of Directors deems it desirable to submit this matter to stockholders for ratification as a corporate governance practice.

      With respect to Proposal 2, if a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting, the shares are considered present at the Meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes on such proposal, the shares are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR 2003.

PROPOSAL 3:

STOCKHOLDER PROPOSAL REGARDING RIGHTS PLAN

      Mr. John Chevedden, representing Mr. Nick Rossi, P.O. Box 249, Boonville, CA 95415, who holds 120 shares of the Company’s common stock, has submitted notice of his intention to present the following proposal at the Meeting and has furnished the following statements in support of his proposal.

3 — Shareholders Vote on Poison Pills

This topic won an average 60% yes vote at 50 companies in 2002

      This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

Harvard Report

      A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company has a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

      Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

      Since the 1980’s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Council of Institutional Investors Recommendation

      The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/ HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder participation.

Shareholder Vote on Poison Pills

Yes on 3

MANAGEMENT’S STATEMENT IN OPPOSITION TO PROPOSAL 3

      Your Board of Directors believes that this stockholder proposal is not in the best interests of the Company or its stockholders and therefore recommends that you vote against it for the following reasons.

      The Board of Directors unanimously adopted the Rights Agreement (the “Rights Plan”) on October 27, 1998 in order to enhance the ability of the Board, in a manner consistent with its fiduciary duties, to preserve and enhance stockholder value in the event of certain unsolicited takeover attempts. Before making its decision to adopt the Rights Plan, the Board of Directors carefully reviewed the arguments for and against adopting such a plan and approved the Rights Plan because the Board of Directors strongly believes that the Rights Plan enables it to better represent the interests of all of its stockholders in the event of an unsolicited takeover bid. The Board believes that the adoption of the Rights Plan is appropriately within its scope of responsibilities to manage the Company’s business and affairs on behalf of the Company’s stockholders and notes that stockholder approval of the adoption or maintenance of the Rights Plan was not then and is not now required by any applicable law, regulation or New York Stock Exchange rules. The Board further believes that the redemption of the rights or otherwise terminating the Rights Plan, or a requirement that stockholders approve the Rights Plan or any new rights plan undermines the Board’s power to fulfill its legal responsibilities and duties to advance stockholders’ interests, and would be contrary to the preservation and enhancement of stockholder value for all of its stockholders.

      The Rights Plan is designed to provide the Board of Directors with the ability to take what it believes are the most effective steps to protect and maximize the value of the stockholders’ investment in the Company. It is designed to encourage potential acquirors to negotiate directly with the Board of Directors, which strengthens your Board’s bargaining position with the bidder. It is designed to give the Board sufficient time to evaluate and respond to acquisition proposals, leverage to negotiate a higher bid from a potential acquiror and flexibility to develop and pursue alternatives that may better enhance stockholder value for all stockholders. The Board believes that it is in the best position to assess the intrinsic value of the Company and to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer, and protect stockholders against potential abuses during the takeover process, such as one which would not treat all stockholders fairly and equally. The Rights Plan is not intended to, and will not, prevent any takeover proposal that the Board of Directors believes is in the best interests of the Company and all of its stockholders.

      In February 2003, the Board approved a new policy under which a committee comprised of independent directors of the Company will review and evaluate the Rights Plan within 90 days, and then at least once every three years thereafter, to determine, in light of all relevant factors, whether the Rights Plan continues to serve the best interests of the Company and all of its stockholders or whether it should be modified or terminated. This policy is often referred to as a “TIDE” (Three-year Independent Director Evaluation) policy, and has been adopted by numerous companies in response to such stockholder proposals. The Board believes that a formal and frequent review of the Rights Plan by independent directors is consistent with the best interests and the wishes of all of the stockholders and further evidence of the Company’s dedication to good corporate governance.

      According to the Investor Responsibility Research Center, rights plans have been adopted by over 2,200 U.S. companies, consistent with an increasing number of studies demonstrating the economic benefits that rights plans provide for stockholders. A study released in November 1997 by Georgeson Shareholder Communications, Inc. (formerly Georgeson & Company), a nationally recognized proxy solicitation and investor relations firm, found that, from 1992 to 1996, companies with rights plans received an additional $13 billion in takeover premiums than companies without rights plans. The report also noted that the presence of a rights plan at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid nor the defeat of a hostile one. In addition, a study released by J.P. Morgan (now JPMorganChase & Co) in May 2001 found that the median acquisition premium was four percentage points higher for companies with rights plans versus companies without rights plans. The acquisition premium was 7.5 percentage points higher at non-technology companies with rights plans, like the Company. The 2001 study confirmed the results of similar studies conducted by J.P. Morgan in 1995 and 1997. Supporting this empirical evidence, the Director of Corporate Programs at Investor Shareholder Services, a major institutional shareholder advocacy group, has conceded that “companies with poison pills tend to get higher premiums on average than companies that don’t have pills.” Wall Street Journal, January 29, 1999.

      The Board of Directors believes that the proper time to consider redemption of the rights created by the Rights Plan is if and when a specific offer is made to acquire the Company. Redemption of the rights prior to that time would be premature and would remove any incentive for a potential acquiror to negotiate with the Board of Directors to assure that all of the stockholders are treated fairly. The Board also believes that it is essential to maintain the flexibility to adopt and maintain a rights plan without having to seek stockholder approval. The stockholder approval process is long and costly and a requirement to seek stockholder approval could seriously jeopardize the Company’s negotiating position and leverage in a hostile situation, leaving stockholders vulnerable to coercive and unfair acquisition tactics.

      It is important to note that our Board is independent, consisting of eight non-management directors, and six who satisfy the currently proposed enhanced independence standards of the New York Stock

Exchange. Only our Chairman and CEO is a member of management. The Board believes that this independence, in conjunction with the requirement to maintain a majority of independent directors on the Board, and the Board’s duty to act in good faith and in the best interests of the Company and all of its stockholders, provides adequate assurance against the Rights Plan being utilized for management entrenchment.

      The affirmative vote of the stockholders holding a majority of the shares of common stock of the Company represented in person or by proxy at the Meeting is required to approve this proposal. Because this stockholder proposal is simply a request that the Board take the actions stated in the proposal, approval of this stockholder proposal may not result in the requested action being taken by the Board, and therefore its approval would not necessarily effectuate any changes to the Rights Plan. If no voting instructions are given, the accompanying proxy will be voted against this proposal. Under New York Stock Exchange rules, brokers who hold street name shares cannot vote in their discretion on this proposal.

      With respect to Proposal 3, if a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting, the shares are considered present at the Meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes on such proposal, the shares are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

BOARD OF DIRECTORS

NOMINEES

CLASS I — TERM EXPIRES AT THE 2003 ANNUAL MEETING

NANCY E. COOPER	Director since February 2003

      Ms. Cooper, 49, was appointed Senior Vice President and Chief Financial Officer of IMS Health Incorporated, a leading provider of information solutions to the pharmaceutical and healthcare industries, in December 2001. Prior to that, she served as Chief Financial Officer at Reciprocal, Inc., a leading digital distribution infrastructure enabler, from July 2000 to October 2001. From September 1998 to July 2000, Ms. Cooper was Chief Financial Officer of Pitney Bowes Credit Corporation, the financing subsidiary of the provider of integrated mail and document management systems and services. She served as a Partner at General Atlantic Partners, a private equity firm focused on software and investments, from January to August 1998. Prior to that, she spent 22 years at IBM Corporation in various positions of increasing responsibility, including Director of Financial Management Systems, Pricing and Financial Planning from 1982 to 1992, and Controller and Treasurer and Financial Director at IBM Credit Corporation from September 1992 to January 1995, Assistant Controller of IBM in 1996 and Chief Financial Officer of IBM Global Industries in 1997.

ROBERT KAMERSCHEN	Director since June 1998

      Mr. Kamerschen, 67, is retired Chairman and Chief Executive Officer of ADVO, Inc., a leading full-service targeted direct mail marketing services company. He had been Chairman and Chief Executive Officer of DIMAC Corporation, a direct marketing services company, from October 1999 until January 2002, when that company was sold. In July 1999, he retired as Chairman of ADVO, Inc., a position he had held since 1989, and has served as Senior Consultant to ADVO, Inc. since July 1999. Prior to January 1999, in addition to serving as Chairman of ADVO, Inc., Mr. Kamerschen had also been Chief Executive Officer since 1988. Mr. Kamerschen has also served in key senior leadership roles in a number of prominent sales and marketing driven businesses involving significant turnaround and/or transformation initiatives. Mr. Kamerschen currently serves on the boards of IMS Health Incorporated, Linens ’N Things Inc., Synavant, Inc., Radio Shack Corporation and MemberWorks, Inc., DIMAC Corporation filed a voluntary petition for reorganization under the U.S. bankruptcy laws in April 2000 and successfully emerged from bankruptcy in February 2001.

DAVID C. SWANSON	Director since December 2001

      Mr. Swanson, 48, has been Chief Executive Officer of the Company since May 2002 and became Chairman of the Board in December 2002. He was first elected to the Board in December 2001. He served as President and Chief Operating Officer of the Company from December 2000 until May 2002. Prior to that, Mr. Swanson served as President of Donnelley Directory Services since March 1999. Mr. Swanson joined the Company in 1985 as an Account Executive and held increasingly senior management positions over the next 15 years. In 1995, he became Executive Vice President of Sales and in 1997 was named Executive Vice President and General Manager of Proprietary Operations. In 1998, he was named Executive Vice President of Corporate Strategy in conjunction with the Company’s spin-off (“Spin-Off”) as an independent public company from The Dun & Bradstreet Corporation (“D&B”).

DIRECTORS CONTINUING IN OFFICE

CLASS II — TERM EXPIRES AT THE 2004 ANNUAL MEETING

KENNETH G. CAMPBELL	Director since November 1999

      Mr. Campbell, 56, is the President and Chief Executive Officer of Wagic Corporation, a product development and marketing company, as well as a co-founder and a board member of WebAccomodate Corp., a provider of Internet property management software. Previously, he had been Chairman and Chief Executive Officer of Centegy Corporation (formerly NETEQ, Inc.), an Internet business services provider, from 1998 to 2001. Mr. Campbell co-founded and was Executive Vice President of Affiliate Sales and Operations at USWEB from 1995 to 1998. From 1992 to 1995, Mr. Campbell was Vice President and General Manager, North America at Inmac Corporation. From 1990 to 1992, Mr. Campbell was co-founder and President of Advanced Partners. Prior to that, Mr. Campbell held management positions at CopyMat Corporation from 1988 to 1990 and was co-founder and Vice President of Sales and Operations for USTelecenters from 1985 to 1988.

CAROL J. PARRY	Director since June 1998

      Ms. Parry, 61, has been the President of Corporate Social Responsibility Associates, a management consulting firm, since September 2000. Previously, Ms. Parry served as Executive Vice President in charge of the Community Development Group at The Chase Manhattan Bank, a major commercial banking institution, from 1996 to June 1999. In 1999, Ms. Parry was nominated to serve on the Board of Governors of the Federal Reserve System, the central bank of the United States. Ms. Parry was Managing Director of Chase Manhattan’s Community Development Group from 1992 to 1996 and served on that bank’s Policy Council, the central governing body of that bank, from 1997 to 1999. Ms. Parry has served on the Federal Reserve Board Consumer Advisory Council and the advisory board for the Community Development Financial Institutions Program. Ms. Parry is a Trustee for the Committee for Economic Development and serves on the boards of a number of not-for-profit organizations.

BARRY LAWSON WILLIAMS	Director since June 1998

      Mr. Williams, 58, has been President and founder of Williams Pacific Ventures, Inc., a venture capital and real estate investment and consulting firm since 1988. Previously, he served as Interim President and Chief Executive Officer of the American Management Association International, a leading membership-based management development organization, from November 2000 to June 2001. He also serves as Senior Mediator of JAMS/ Endispute, Inc., a leading alternative dispute resolution provider, since 1993, and Adjunct Lecturer, Entrepreneurship at Haas School of Business since 1995. He was General Partner of WDG Ventures, a California-based real estate development firm, from 1987 to 2002. He was previously President of C.N. Flagg Power Inc. from 1989 to 1992. Mr. Williams serves on the boards of CH2M Hill Companies, Ltd., Kaiser Permanente, Newhall Land & Farming Company, Northwestern Mutual Life Insurance Company, PG&E Corp., Synavant Inc., Simpson Manufacturing Company and SLM Corporation. Mr. Williams also serves on the boards of a number of not-for-profit organizations. In April 2001, the utility subsidiary of PG&E Corp. filed a voluntary petition for reorganization under the U.S. bankruptcy laws.

CLASS III — TERM EXPIRES AT THE 2005 ANNUAL MEETING

      Investment partnerships of which the general partner, the managing general partner or investment manager is affiliated with Goldman Sachs & Co. (collectively, the “GS Funds”) purchased (“Preferred Stock Investment”) $200 million of the Company’s Preferred Stock (“Preferred Stock”) and warrants in connection with the Company’s acquisition of the directory publishing business of Sprint Corporation in January 2003 (the “SPA Acquisition”). Pursuant to the Certificate of Designations governing the Preferred Stock, the holders of the Preferred Stock are entitled to elect two directors to the Company’s

Board of Directors, without any approval or veto right by the Company’s other stockholders. Messrs. O’Toole and Gheewalla are the GS Funds’ designees to the Board under that provision.

ROBERT R. GHEEWALLA	Director since January 2003

      Mr. Gheewalla, 35, is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., a leading global investment banking, securities and investment management firm, where he has worked since 1994. He currently serves as a director of IPC Acquisition Corp. and many private portfolio companies.

TERENCE M. O’TOOLE	Director since January 2003

      Mr. O’Toole, 44, is a Managing Director and Chief Operating Officer of the Principal Investment Area at Goldman, Sachs & Co., a leading global investment banking, securities and investment management firm. He has been at Goldman Sachs since 1983, when he joined in the Mergers & Acquisitions Department. Mr. O’Toole currently serves on the boards of Amscan Holdings, Inc. and Western Wireless Corporation and several private companies.

DAVID M. VEIT	Director since February 2003

      Mr. Veit, 64, is retired Executive Director of Pearson plc, the international media and publishing company, a position he held from January 1981 to May 1998. He most recently served as Senior Advisor to Bain Capital Inc., a leading private investment firm, from May 1998 to December 2001. During that time, he served as Chief Executive Officer of two portfolio companies of Bain Capital, Bentley’s Luggage and Gifts and Jostens Learning Corporation. Prior to that, he served as President of Pearson Inc., the United States subsidiary of Pearson plc, from January 1985 to May 1998. He was also the Chairman of Camco, Inc. from May 1982 to October 1994. He is a director of Maxxcom, Inc. and serves on several boards of private companies.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit and Finance Committee

      The Audit and Finance Committee has overall responsibility for the integrity of the Company’s financial reporting process, including oversight of the preparation of financial statements and related financial information and the annual independent audit of such statements, as well as responsibility for the Company’s system of internal controls, internal audit process and compliance function. The Audit and Finance Committee, among other matters: retains the independent certified public accountants and fixes their compensation; reviews the scope of and supervises the audit examination, including staffing, with the independent accountants reporting directly to the Audit and Finance Committee; reviews the independence of the independent accountants; assesses the adequacy of financial disclosures to stockholders and reviews the interim and year-end financial statements prepared by management prior to external reporting; reviews and pre-approves all audit and non-audit services provided by the independent accountants; reviews findings and recommendations of the independent accountants and management’s response; reviews the internal audit function and scope and their findings and recommendations; reviews the system of internal controls; establishes and monitors procedures for receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; oversees other compliance matters; assesses annually the adequacy of the Committee Charter and recommends changes to the Charter, as appropriate; prepares the Report of the Audit and Finance Committee on Financial Reporting included in this Proxy Statement on page 15; and has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. In addition, the Audit and Finance Committee has responsibility for reviewing proposed and existing financing arrangements (and compliance with governing documents) and for making recommendations to the Board regarding financing requirements for the Company and sources for such financing. The Board has recently adopted an Amended and Restated Committee Charter that is attached to this Proxy Statement as Annex A. The Audit and Finance Committee met six times during 2002. The Audit and Finance Committee members are Messrs. Williams (chairperson) and Veit and Mdmes. Cooper and Parry.

Compensation and Benefits Committee

      The Compensation and Benefits Committee, among other matters: reviews executive compensation practices and programs; reviews and approves compensation changes for senior management; administers the Company’s compensation and benefit plans for employees and non-management directors; and prepares the Report of the Compensation and Benefits Committee on Executive Compensation included in this Proxy Statement beginning on page 24. The Board has recently adopted an Amended and Restated Committee Charter that is attached to this Proxy Statement as Annex B. The Compensation and Benefits Committee met four times during 2002. The Compensation and Benefits Committee members are Messrs. Kamerschen (chairperson), Campbell and Williams.

Corporate Governance Committee

      The Corporate Governance Committee, among other matters: makes recommendations to the Board regarding criteria to be used to assess qualifications for Board membership; reviews qualifications of potential candidates and makes recommendations to the Board of persons to serve on the Board and the various committees of the Board; and makes recommendations to the Board regarding corporate governance policies, guidelines and procedures. The Board has recently adopted an Amended and Restated Committee Charter that is attached this to Proxy Statement as Annex C. The Corporate Governance Committee met three times during 2002. The Corporate Governance Committee members are Ms. Parry (chairperson) and Messrs. Campbell, Kamerschen and Veit.

      Stockholders’ recommendations for nominees to the Board of Directors will be considered by the Corporate Governance Committee provided such nominations are made in accordance with the Company’s By-Laws. (See discussion on page 32.)

INDEPENDENCE AND FINANCIAL EXPERTISE DETERMINATIONS

      The Board of Directors has unanimously determined that Messrs. Campbell, Kamerschen, Veit and Williams and Mdmes. Parry and Cooper neither are affiliated persons of the Company nor do they have any material relationship with the Company, and therefore qualify as independent directors within the meaning of all applicable laws and regulations, including currently proposed enhanced independence standards of the New York Stock Exchange. As a result, a majority of independent directors constitute the Company’s Board of Directors. In addition, all members of all Committees, including the Audit and Finance Committee, qualify as independent within the meaning of all applicable laws and regulations, including currently proposed enhanced independence standards of the New York Stock Exchange. See “Director and Executive Officer Compensation — Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Party Transactions” for a description of certain matters the Board considered in making these determinations.

      The Board of Directors has also unanimously determined that Mr. Williams and Ms. Cooper, both members of the Audit and Finance Committee, qualify as “audit committee financial experts” within the meaning of all applicable laws and regulations. As stated above, all members of the Audit and Finance Committee are independent as well.

CORPORATE GOVERNANCE MATTERS

      As reflected in each Committee Charter attached as an Annex to this Proxy Statement, each Committee will regularly meet in executive session with no management representatives present. In addition, under the Company’s Corporate Governance Guidelines, the Board of Directors will meet in executive session with no management representatives present, on a regular basis, no less than three times per year. These three pre-scheduled Board executive sessions will be held prior to specified scheduled Board meetings, and brief executive sessions will also generally follow all other Board meetings. At Committee executive sessions, the chairperson, who is in all cases independent of management, will preside and keep the minutes. At Board executive sessions, a specified independent director will preside and keep the minutes. The Board has approved a rotation process whereby each independent director has been designated to serve as chairperson of one pre-scheduled executive session and any executive sessions held after that pre-scheduled executive session and prior to the next pre-scheduled executive session. The independent chairperson is responsible for setting an agenda for the executive session, working with management to circulate any necessary preparatory materials, leading the executive session and keeping minutes of the executive session. The independent chairperson is also responsible to work with management to develop the agenda for the regularly scheduled Board meetings during his or her tenure.

      The Board requires all Committee chairpersons to attend all other Committee meetings, however they do not participate as members, although they are paid for their attendance at such other meetings.

      The Board has recently approved an enhanced code of ethics applicable to the Board, senior management including financial officers, and all other employees. This Policy on Business Conduct will be available on the Company’s website at www.rhd.com shortly.

      Interested parties may contact the independent members of our Board with any governance questions or concerns, as follows: Carol J. Parry, President, Corporate Social Responsibility Associates, c/o R.H. Donnelley Corporation, One Manhattanville Road, Purchase, New York 10577. Your inquiries will not be read by the Company and will be forwarded directly to Ms. Parry, the chairperson of the Corporate Governance Committee.

INDEPENDENT DIRECTOR EVALUATION OF RIGHTS PLAN

      The Board of Directors has recently adopted a TIDE (Three-Year Independent Director Evaluation) policy for its stockholder Rights Plan. The TIDE policy provides that at least three independent directors of the Company will evaluate the Rights Plan within 90 days, and then at least every three years thereafter. In this review, the independent directors will consider whether the maintenance of the Rights Plan continues to be in the best interests of the Company and all of its stockholders. The independent directors will report their findings to the full Board of Directors, which will then vote on whether to continue, amend or terminate the Rights Plan.

ATTENDANCE AT BOARD MEETINGS

      Fourteen meetings of the Board of Directors were held during 2002. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board on which he or she served during the period for which he or she was a director.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

ON FINANCIAL REPORTING

      The Audit and Finance Committee of the Board of Directors (the “Committee”) is comprised entirely of independent directors, within the meaning of, and in accordance with, applicable New York Stock Exchange rules. The Committee operates pursuant to a written charter (see Annex A) and under delegated authority from the Board of Directors.

      Management is responsible for the Company’s financial reporting process, financial statements (including notes thereto) and internal controls and procedures. The Company’s independent accountants, PricewaterhouseCoopers LLC (“PwC”), are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, and issuing a written report thereon to the Board and the Company’s stockholders. The Committee is responsible for monitoring and overseeing this entire process, including retaining the independent accountants. See “Committees of the Board of Directors — Audit and Finance Committee” for further information regarding the Committee’s duties.

      In this context, the Committee met and held discussions with management and PwC regarding the financial reporting process, the consolidated financial statements and the internal controls and procedures. Specifically, the Committee discussed with PwC (i) the overall scope of its audit, (ii) the results of its examination, (iii) its evaluation of internal controls and procedures, (iv) the overall quality of the financial reporting process and the financial statement disclosures and (v) the matters required to be discussed by PwC under (a) Statement on Auditing Standards No. 61 (Communication with Audit Committees) and (b) Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), including the written disclosures regarding independence made by PwC to the Committee thereunder.

      Audit Fees. The Company incurred approximately $280,000 in fees for professional services rendered in connection with PwC’s annual audit and quarterly reviews of the Company’s consolidated financial statements for 2002, of which approximately $170,000 had been billed and paid by December 31, 2002.

      All Other Fees. During 2002, the Company paid PwC approximately $1,445,000 in fees and expenses in connection with other non-audit matters, primarily related to the review of SEC and other filings and submissions, and accounting consultations related to the SPA Acquisition (approximately $719,000); certain tax matters (approximately $516,000), and operational reviews and employee benefit related services (approximately $210,000). During 2002, the Committee considered whether PwC’s provision of these other non-audit services impaired PwC’s independence. The Committee determined that the type and level of such services did not impair PwC’s independence.

      Management has represented to the Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. Accordingly, based upon the Committee’s review of the financial statements and in reliance on its discussions with management and PwC, the Committee has recommended to the Board of Directors (and the Board has accepted such recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

          Audit and Finance Committee

          Barry Lawson Williams, Chairperson

          Nancy E. Cooper
          Carol J. Parry
          David M. Veit

DIRECTOR AND EXECUTIVE COMPENSATION

Directors’ Compensation

      Each non-employee director annually receives a cash retainer of $24,000, or $29,000 for committee chairpersons, payable quarterly, 1,500 deferred shares of the Company’s common stock and an option to purchase 1,500 shares of the Company’s common stock. In addition, each non-employee director receives $1,000 for each Board meeting ($500 for telephonic meetings) he or she attends, $1,200 for each committee meeting that he or she attends and $1,000 per committee meeting for which he or she serves as chairperson. The Board also requires all committee chairpersons to attend all other committee meetings; although they are not members of such other committees and do not participate as members, they are paid for their attendance at such other meetings. All such deferred share and option grants vest in three equal installments as of the close of business on the day immediately preceding the date of the three annual meetings of stockholders immediately following the date of grant, subject to acceleration in the event of death, disability or retirement or a change in control of the Company. Directors may elect to defer their cash retainer fees into a deferred cash account, which may be invested in various investment alternatives, a deferred share account or options to purchase additional shares of the Company’s common stock. All non-cash awards to non-employee directors through 2000 were made under the Company’s 1998 Directors’ Stock Plan and, commencing in 2001, under the Company’s 2001 Stock Award and Incentive Plan (“2001 Plan”). The Preferred Stock Investment by the GS Funds in January 2003 in connection with the SPA Acquisition constituted a “Change in Control” under the 2001 Plan. Each of the directors agreed to waive any and all acceleration and/or enhancement of benefits that would have otherwise accrued to them as a result of the Preferred Stock Investment.

Executive Compensation

      The following tables provide information regarding the compensation of each of the individuals who served as the Chief Executive Officer during 2002, and the next four most highly compensated executive officers, as well as Peter McDonald, who became a senior executive officer of the Company in September 2002, upon execution of definitive documentation regarding the SPA Acquisition (collectively, the “Named Executive Officers”):

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation Awards Payouts

				Other		Securities	Long-	All
				Annual	Restricted	Underlying	Term	Other
				Compen-	Stock	Options/	Incentive	Compen-
Name and Principal Position	Year	Salary($)	Bonus(1)($)	sation(2)($)	Awards($)	SARs(#)	Payouts(3)($)	sation(4)($)

Frank R. Noonan(5)	2002	675,000	1,500,000	10,930	0	0	1,296,889	7,744,906
Former Chairman and	2001	512,502	542,850	23,986	0	100,000	1,290,740	23,929
Chief Executive Officer	2000	475,008	677,749	16,441	0	113,579	739,745	20,143
David C. Swanson(5)	2002	421,422	368,144	22,384	0	565,275	220,143	28,573
Chairman and Chief	2001	308,016	155,163	23,070	0	26,872	472,698	12,215
Executive Officer	2000	258,000	670,171	16,878	0	20,000	252,080	10,320
Steven M. Blondy(6)	2002	250,000	216,080	3,521	0	235,000	0	62,271
Senior Vice President and	2001	—	—	—	—	—	—	—
Chief Financial Officer	2000	—	—	—	—	—	—	—
George F. Bednarz	2002	198,125	110,898	0	0	94,000	88,534	11,818
Vice President,	2001	185,396	77,313	0	0	10,736	207,200	7,076
Publishing and IT	2000	167,000	110,906	250	0	10,736	117,573	5,671
Frank M. Colarusso	2002	195,500	98,153	0	0	10,000	93,392	9,215
Vice President and	2001	188,500	66,611	0	0	11,636	127,711	6,113
Treasurer	2000	181,000	128,914	0	0	11,636	127,711	6,113

					Long-Term
		Annual Compensation			Compensation Awards Payouts

				Other		Securities	Long-	All
				Annual	Restricted	Underlying	Term	Other
				Compen-	Stock	Options/	Incentive	Compen-
Name and Principal Position	Year	Salary($)	Bonus(1)($)	sation(2)($)	Awards($)	SARs(#)	Payouts(3)($)	sation(4)($)

Debra M. Ryan	2002	185,250	93,171	0	0	87,000	87,729	11,703
Vice President,	2001	177,750	62,775	0	0	10,993	120,423	6,102
Human Resources	2000	171,000	212,651	0	0	10,993	120,423	6,102
Peter J. McDonald(7)	2002	103,857	67,471	0	0	260,000	0	64,052
Senior Vice President	2001	—	—	—	—	—	—	—
and President —	2000	—	—	—	—	—	—	—
Donnelley Media

(1)	The 2002 bonus awards were paid under the 2001 Plan in February 2003 based on 2002 performance.

(2)	Amounts shown represent reimbursement for taxes paid by the Named Executive Officers with respect to company-directed travel and certain other expenses.

(3)	Amounts shown represent the dollar value of the performance shares (“PERS”) earned under the Company’s former Performance Unit Plan. Upon completion of the respective performance periods (July 1, 1998 to December 31, 1999 and January 1, 1999 to December 31, 2001), a dollar amount was determined for each recipient based on the Company’s actual financial performance against economic profit and earnings per share goals. The dollar amount was then converted into a number of performance shares by dividing the dollar amount of the award by the Company’s stock price (calculated as the average of the high and low prices of the Company’s common stock on the 10 trading days subsequent to delivery of the Company’s respective audited financial statements to the Compensation and Benefits Committee). Dollar amounts for 2000 represent one third of the aggregate 1998 PERS grant, which was paid in the form of shares in March 2001. Dollar amounts for 2001 reflect the final one-third of the 1998 PERS grant as well as the first one-third of the 1999 PERS grant, which were paid in February 2002 in shares, other than with respect to Mr. Noonan who received cash with respect to the first installment of the 1999 PERS grant. Dollar amounts for 2002 reflect an additional one-third of the 1999 PERS grant, which was paid in February 2003 in shares, except with respect to Mr. Noonan who received approximately $1.0 million in cash in full payment for the value of the balance of the 1999 PERS award.

(4)	Amounts shown represent aggregate annual Company contributions for the account of each Named Executive Officer under the Company’s Profit Participation Plan (the “PPP”) and the Profit Participation Benefit Equalization Plan (the “PPBEP”). The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified plan that provides benefits to participants in the PPP equal to the amount of Company’s contributions that would have been made to the participant’s PPP account but for certain Federal tax laws.

(5)	Mr. Swanson replaced Mr. Noonan as Chief Executive Officer effective following the Company’s 2002 Annual Meeting on May 1, 2002 and replaced Mr. Noonan as Chairman in December 2002. Mr. Swanson’s 2000 bonus amount includes a special bonus of $50,000 paid in connection with the publicly-announced suspended sale process. Mr. Noonan’s compensation in 2002 reflects several extraordinary items related to his transition of responsibilities. Under his amended and restated employment agreement, Mr. Noonan received a lump sum cash payment in January 2002 of $625,000 in lieu of his participation in any and all variable compensation programs during 2002, which is reflected in the “All Other Compensation” column in the accompanying table. In consideration of his long service and significant contributions to the Company, as well as his execution of the amended and restated employment agreement, Mr. Noonan received a special recognition bonus of $1.5 million in May 2002, which is reflected in the “Bonus” column in the accompanying table. In connection with his resignation as Chief Executive Officer in May 2002, Mr. Noonan ceased participation in the Company’s non-qualified excess and supplemental pension plans (collectively “SERP”). In consideration of his cessation of participation in the SERP and in settlement of all accrued benefits due from the Company under the SERP, Mr. Noonan received a lump sum cash payment of approximately $7.1 million in May 2002, which is reflected in the “All Other Compensation” column in the accompanying table. Mr. Noonan was also paid $280,000 (representing one-third of the target award for the three year performance period) in cash in May 2002 in consideration for his agreement to surrender his 2001 PERS grant and received his final one-third payout of the 1999 PERS award in March 2002 in a cash payout equal to $1,016,889, which amounts are reflected in the “Long Term Incentive Payout” column in the accompanying table and are described in footnote (3) above. See “— Employment Agreements.”

(6)	Mr. Blondy joined the Company on March 1, 2002 and his salary reflects ten months of compensation. His bonus in 2002 includes a special bonus of $50,000 in recognition of his role in connection with the SPA Acquisition. Mr. Blondy’s “All Other Compensation” represents reimbursement for local housing expenses.

(7)	Mr. McDonald resigned from the Board of Directors and became a senior executive of the Company on September 21, 2002, upon the execution of definitive documentation in connection with the SPA Acquisition. Mr. McDonald’s compensation information included in the above and following tables reflects only his compensation received as an officer of the Company, and not any compensation he received as a director. See “— Directors’ Compensation” above for a discussion of his compensation as a director. In addition to his position as a member of the Board of Directors, during July 2002 through September 2002, Mr. McDonald also served as a consultant to provide integration planning services with respect to the SPA Acquisition. Mr. McDonald received $56,000 for these services and was reimbursed $8,052 for related travel expenses, which amounts are included in the table above under the column “All Other Compensation.”

Stock Option/SAR Grants in Last Year

      The following table provides information on grants of options under the Company’s 2001 Plan to the Named Executive Officers for the year ended December 31, 2002.

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or		Grant Date
	Options/SARs	Employees in	Base Price	Expiration	Present
Name	Granted(1)(#)	2002	($/Share)	Date	Value(2)($)

Frank R. Noonan	0	0	0	—	0
David C. Swanson	26,872	1.4%	26.5850	2/13/2012	231,637
	88,403	4.6%	29.5100	5/1/2012	843,365
	450,000	23.4%	25.5400	10/25/2009	2,677,500
Steven M. Blondy	75,000	3.9%	28.7450	3/1/2012	696,000
	160,000	8.3%	25.5400	10/25/2009	952,000
George F. Bednarz	12,000	0.6%	26.5850	2/13/2012	103,440
	82,000	4.3%	25.5400	10/25/2009	487,900
Frank M. Colarusso	10,000	0.5%	26.5850	2/13/1012	86,200
Debra M. Ryan	11,000	0.6%	26.5850	2/13/2012	94,820
	76,000	3.9%	25.5400	10/25/2009	452,200
Peter J. McDonald	260,000	13.5%	25.5400	10/25/2009	1,547,000

(1)	These options were granted on February 13, 2002, March 1, 2002, May 1, 2002 and October 25, 2002, respectively (as reflected in Expiration Date column) at market price and are exercisable in four equal installments on the first four anniversaries of the date of grant.

(2)	The hypothetical grant date present value is calculated under the modified Black-Scholes option pricing methodology, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option’s present value. The Company made the following assumptions with respect to the range of factors used to value the option grants: the stock’s expected volatility rate (between 22.65% and 23.04% depending on grant date), risk free rate of return (between 3.03% and 4.64% depending on grant date), dividend yield (0%) and projected time of exercise (7 years for February, March and May grants and 5 years for October grants).

Aggregated Option Exercises in Last Year and Year End Option/ SAR Values

      The following table provides information concerning the number and value of (i) option exercises during 2002 and (ii) unexercised stock options held at December 31, 2002 by the Named Executive Officers.

			Number of Securities Under-		Value of Unexercised
			lying Unexercised Options/		In-the-Money Options/
	Shares		SAR’s at Year-End(1)		SAR’s At Year-End(2)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Frank R. Noonan	0	0	592,892	230,894	$8,641,486	$2,492,113
David C. Swanson	0	0	147,597	616,717	$2,192,018	$2,356,711
Steven M. Blondy	0	0	0	235,000	0	$676,125
George F. Bednarz	0	0	96,755	115,340	$1,551,957	$573,008
Frank M. Colarusso	0	0	96,890	24,545	$1,500,880	$144,582
Debra M. Ryan	0	0	68,122	108,842	$1,022,317	$551,866
Peter J. McDonald	0	0	0	260,000	0	$1,014,000

(1)	No SAR’s were outstanding at December 31, 2002.

(2)	The values shown equal the difference between the exercise price of the unexercised in-the-money options and the closing market price of the Company’s common stock on December 31, 2002 ($29.44). Options are “in-the-money” if the fair market value of the Company’s common stock covered by such option exceeds the exercise price of the option.

Long-Term Incentive Plan Awards in Last Year

      The Company made no awards of PERS under the 2001 Plan, nor any other long-term incentive awards, to the Named Executive Officers, during the year ended December 31, 2002.

Retirement Benefits

      The Retirement Account is a qualified defined benefit plan covering substantially all employees with at least one year of service. Because Messrs. McDonald and Blondy do not have one year of service, they have no benefits at present. The Pension Benefit Equalization Plan (“PBEP”) is an unfunded, non-qualified plan that covers senior management and certain key employees.

      The Retirement Account, together with the PBEP, provides retirement benefits computed based upon a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service as follows: if age plus credited service equals (a) less than 35, the percentage of monthly compensation is 3%; (b) between 35 and 44, 4%; (c) between 45 and 54, 5%; (d) between 55 and 64, 7.5%; (e) 65 and 74, 9%; (f) between 75 and 84, 10.5%; and (g) 85 and over, 12.5%. Amounts allocated also receive interest credits based on 30-year Treasury rates with a minimum interest credit rate of 3%. Members vest in their accrued retirement benefit upon completion of five years of service. The projected benefits described below are calculated on a straight-life annuity basis. The number of years of credited service under the plans for the Named Executive Officers as of December 31, 2002 are as follows: Mr. Noonan — 13 years; Mr. Swanson — 16.5 years; Mr. Colarusso — 15 years; Mr. Bednarz — 26 years; and Ms. Ryan — 29 years.

      Based upon their present compensation levels, the projected annual pension benefits at normal retirement age under the Retirement Account and the PBEP are as follows: Mr. Noonan — $99,600; Mr. Swanson — $190,300; Mr. Colarusso — $106,600; Mr. Bednarz — $113,300; and Ms. Ryan $110,100.

      Compensation, for the purpose of determining retirement benefits, consists of salary, wages, regular cash bonuses, commissions, overtime pay and severance pay. Contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table are normally not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year, but paid in the current year, are part of retirement compensation in the current year, and current year’s bonuses accrued and included in the Summary Compensation Table are not.

      For the reasons discussed above, compensation for determining retirement benefits for the Named Executive Officers differed by more than 10% from the amounts shown in the Summary Compensation Table. For 2002, compensation for purposes of determining retirement benefits for the Named Executive Officers was as follows: Mr. Noonan — $1,217,850; Mr. Swanson — $576,585; Mr. Colarusso — $262,101; Mr. Bednarz — $275,438; and Ms. Ryan $248,025.

      Previously, Mr. Noonan also participated in the Supplemental Executive Benefit Plan (“SEBP”), which would have provided retirement benefits substantially higher than those discussed above. Under his amended and restated employment agreement, Mr. Noonan ceased participation under the SEBP and the PBEP and received certain lump sum payments in consideration of his cessation of participation and in settlement of their accrued benefits thereunder. See “— Employment Agreements.”

Employment Agreements

      Each of the Named Executive Officers, other than Mr. Bednarz and Ms. Ryan, has an employment agreement with the Company. Beginning in 2003, Mr. Bednarz and Ms. Ryan are covered by an enhanced separation policy that provides them benefits comparable to those described below for the other Named Executive Officers. Mr. Noonan executed an amended and restated employment agreement effective December 27, 2001, which is summarized separately below.

      As of December 31, 2002, the base salary and cash bonus opportunity of the Named Executive Officers are as follows:

		Guideline Cash
Name	Base Salary	Bonus Opportunity

		(% of Base
		Salary)
Frank R. Noonan	$171,500	N/A
David C. Swanson	$525,000	70%
Steven M. Blondy	$300,000	60%
George F. Bednarz	$200,000	45%
Frank M. Colarusso	$197,000	45%
Debra M. Ryan	$187,000	45%
Peter J. McDonald	$375,000	65%

      The cash bonus is measured as a percentage of base salary and is governed by the Company’s 2001 Plan, which mandates the establishment of criteria for the determination of an executive’s bonus. The foregoing compensation is subject to annual review and increase (but not decrease).

      The terms and conditions of each of the employment agreements, other than Mr. Noonan’s, are substantially similar, except where specified below. The key terms of the employment agreements are as follows:

Term	The employment agreements are subject to automatic one-year renewals, unless notice has been given ninety days prior to any termination date. Any nonrenewal of the employment agreement by the Company shall be considered a termination without Cause*.

Additional Compensation	Each executive is eligible to participate in all bonuses, long-term incentive compensation, stock options and other equity participation arrangements made available to other senior executives of the Company.

Benefits	Each executive is eligible to participate in all employee benefit programs (including fringe benefits, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) no less favorable than in effect prior to their execution of their employment agreement.

Termination Without Cause* by the Company Not Arising from a Change in Control	Each receives a cash lump sum payment equal to one-and-one-half times (two times for Messrs. Swanson, McDonald and Blondy) the base salary and target bonus. Each also receives continuation of benefits for 1 1/2 years (two years for Messrs. Swanson, McDonald and Blondy).

Termination arising from, and within two years after, a Change in Control	Each executive shall receive a cash lump sum payment equal to two (three for Messrs. Swanson, McDonald and Blondy) times the sum of base salary and target bonus and continuation of benefits for two years (three years for Messrs. Swanson, McDonald and Blondy). In addition, under the 2001 Plan and the predecessor plans, upon a

Change in Control, certain awards may vest and become fully payable as provided in the relevant Plan and/or grant documents. If negotiations commence prior to a termination of employment but eventually result in a Change in Control within two years, then the executive shall be treated as having been terminated within two years following a Change in Control and, therefore, shall be entitled to the foregoing benefits.

Death/ Disability	Each executive (or beneficiary) shall receive salary through date of termination and a pro rata portion of target bonus.

Excise Tax	The compensation of each executive will be “grossed up” for any excise tax imposed under Section 4999 of the U.S. Internal Revenue Code relating to any payments made on account of a Change in Control or a termination of the executive’s employment.

*	Such terms have the meanings ascribed to such terms in the employment agreements, which are incorporated by reference as Exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

      The Preferred Stock Investment in January 2003 in connection with the SPA Acquisition constituted a “Change in Control” under all of these employment agreements, as well as under the 2001 Plan and certain of the Company’s other benefit plans. Each of the Named Executive Officers, other than Mr. Colarusso, agreed to waive any and all acceleration and/or enhancement of benefits that would have otherwise accrued to them as a result of the Preferred Stock Investment.

      Effective December 27, 2001, Mr. Noonan entered into an amended and restated employment agreement on the following terms and conditions. A copy of this agreement is incorporated by reference as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

      Under his amended and restated employment agreement, Mr. Noonan continued to serve as Chief Executive Officer through the 2002 Annual Meeting in May 2002. Mr. Noonan continued to serve as Chairman of the Board until the December 2002 Board of Directors meeting, at which time he retired from the Board. Following his retirement from the Board, Mr. Noonan continues to be employed by the Company in a special advisory role through July 31, 2003. For his service in 2002 prior to the 2002 Annual Meeting, Mr. Noonan continued to receive his then-present salary ($525,000 annually) and a lump sum cash payment of $625,000 in lieu of his participation in any and all variable compensation programs. For his service as Chairman for the remainder of 2002, Mr. Noonan was paid a total salary of $500,000. His aggregate compensation for the remainder of his employment term is expected to be approximately $100,000. In consideration of his long service and significant contributions to the Company as well as his execution of the amended and restated employment agreement, Mr. Noonan received a special recognition bonus of $1.5 million in May 2002. In connection with his resignation as Chief Executive Officer in May 2002, Mr. Noonan ceased participation in the Company’s non-qualified excess and supplemental pension plans (collectively “SERP”). In consideration of his cessation of participation in the SERP and in settlement of all accrued benefits due from the Company under the SERP, Mr. Noonan received a lump sum cash payment of approximately $7.1 million in May 2002. Mr. Noonan was also paid $280,000 (representing one-third of the target award for the three year performance period) in May 2002 in consideration for his agreement to surrender his 2001 PERS grant. Following the 2002 Annual Meeting, Mr. Noonan ceased participation in the Company’s Deferred Compensation Plan and received a distribution of his entire deferred compensation account in August 2002. The Company has agreed not to terminate his employment prior to July 31, 2003, except for Cause (as defined). In the event that his employment is terminated prior to that date by reason of his death or disability or a Change in Control (as defined), the Company has agreed to pay all amounts and benefits owed thereunder that had not previously been paid. Mr. Noonan also waived any and all acceleration and/or enhancement of benefits that would have otherwise accrued to him as a result of the Preferred Stock Investment. The amended and restated employment agreement also contains excise tax “gross up” provisions substantially the same as described above.

Performance Measurement Comparison

      The following graph sets forth as of December 31, 2002, the cumulative total stockholder return on the Company’s common stock compared with the cumulative total return of the Russell 2000 Stock Index and a peer group of the Company. As the Company is not included in an identifiable and accepted peer group, the Company created a peer group based on several factors: revenues, net income and enterprise value, which is comprised of market capitalization and total debt. The peer group consists of the following companies: Acxiom Corporation, ADVO, Inc., APAC Teleservices, Inc., Catalina Marketing Corporation, Hanover Direct, Inc., National Processing, Inc., Personnel Group of America, Inc., Sitel Corporation, and Valassis Communications, Inc. As a result of the SPA Acquisition and the resultant change in the Company’s size and business operations, the Company expects to assess and modify the peer group for 2003.

      The total return assumes a $100 investment on July 1, 1998 (the date of the Spin-Off) and reinvestment of dividends in the Company’s common stock and in each index.

[PERFORMANCE GRAPH]

	R.H. DONNELLEY CORP.	PEER GROUP INDEX	RUSSELL 2000 INDEX

07/01/98	100.00	100.00	100.00
9/30/98	80.23	88.78	79.85
12/31/98	95.56	107.87	92.63
3/31/99	101.30	99.07	87.31
6/30/99	128.37	107.92	100.55
9/30/99	122.22	106.26	93.87
12/31/99	123.86	132.36	110.78
3/31/00	111.55	119.18	118.31
6/30/00	127.14	122.54	113.46
9/30/00	138.62	104.73	114.31
12/31/00	159.54	122.81	106.00
3/31/01	190.30	100.98	98.76
6/30/01	209.98	102.04	112.46
9/30/01	171.40	92.29	88.76
12/31/01	190.62	115.75	107.08
3/31/02	199.68	117.99	111.01
6/30/02	183.54	107.40	101.41
9/30/02	170.61	91.23	79.42
12/31/02	192.33	78.01	83.97

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

ON EXECUTIVE COMPENSATION

Compensation and Benefits Committee

      The Compensation and Benefits Committee of the Board of Directors (the “Committee”) is comprised entirely of non-management and independent Directors. The Committee is responsible for establishing, implementing, administering and monitoring the Company’s strategy, policies and plans for executive compensation.

Executive Compensation Objectives

      The Company’s executive compensation objectives are to:

•	Attract and retain top-performing executives at the corporate level and in each of the Company’s business units;

•	Provide compensation opportunities that are fair and competitive with those provided by comparable organizations;

•	Utilize compensation vehicles that are cost-effective and tax efficient; and

•	Motivate and reward its executives based on corporate, business unit and individual annual and long-term business performance, strategic progress and the creation of stockholder value.

Determining Executive Officer Compensation

      In accordance with its responsibilities, the Committee reviews the Company’s overall corporate mission, strategy and objectives. These form the basis for establishing both corporate and business unit annual and long-term performance goals that are subject to Committee review and approval at the beginning of each year, and for executive officer performance-based compensation initiatives. Based on this review, the Committee, in its sole discretion, determines the Company’s total compensation structure for the coming year, including the elements and level of compensation opportunities and the variable portion of “at risk” pay for performance and equity participation. At year-end, results and strategic progress achieved at the corporate, business unit and individual levels are assessed by the Committee, relative to previously approved goals, taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations, and stockholder value.

      In establishing the Company’s executive officer compensation structure and program, the Committee also considers:

•	Industry conditions;

•	Corporate performance relative to a selected peer group;

•	Current market data among comparable companies;

•	Current and evolving practices and trends among comparable companies; and

•	Overall effectiveness of the program in measuring and rewarding desired performance levels.

      The Committee has been assisted in this review and evaluation by an independent consulting firm retained by the Company to serve as outside advisors in the discharge of the Committee’s responsibilities. The consultants provide data to the Committee, relative to the above-mentioned considerations, with respect to the compensation paid to any individual serving as the Chief Executive Officer and other executive officers. In setting competitive compensation levels, the Company compares itself with a peer group of companies based on several factors including revenues, net income and enterprise value, which is comprised of market capitalization and total debt. Based on this information, the Committee evaluates the reasonableness, fairness and competitiveness of the Company’s executive compensation program. The peer group used for executive compensation purposes in 2002 was similar to (with relevant distinctions) the peer group used for the Performance Measurement Comparison on page 23.

Compensation Components

      The compensation program for any individual serving as the Company’s Chief Executive Officer and other executive officers is comprised of three major elements:

•	Base Salary

•	Annual Incentive Opportunity

•	Long-Term Equity Incentive Opportunities

      Base salaries and total compensation for target performance are generally positioned in the mid-range of the peer group. Actual annual and long-term incentive compensation levels, which are based on performance relative to goals, will vary from year to year below and above those of the peer group.

Base Salary:

      Salaries are established relative to the competitive marketplace at the appropriate level and reflect the individual performance and contribution of each executive officer to the business, the level of the executive’s experience and overall corporate financial circumstances. Base salaries are generally subject to review for adjustment by the Committee every twelve to eighteen months.

Annual Incentive Opportunity:

      Through 2001, executive officers had participated in the Annual Incentive Plan (“AIP”) under which annual incentive awards had been made in cash. In 2002, the Committee granted cash annual incentive awards to executive officers under the 2001 Plan comparable to the prior AIP. The Committee will continue to consider granting cash annual incentive awards under the 2001 Plan and may be obligated to do so under certain employment agreements. See “Director and Executive Compensation — Employment Agreements” beginning on page 21 for a description of these employment agreements.

      Each executive officer is assigned performance goals and an annual incentive award opportunity based on position responsibilities. Performance weightings vary by executive officer and include corporate performance goals and/or business unit performance goals for those executive officers who have business unit responsibilities.

      The target annual award opportunity for the Named Executive Officers range from 45% to 100% of base salary. In 2002, performance goals included advertising sales, operating income, and earnings per share growth for all executive officers, and business unit advertising sales and operating income for those executive officers who also had business unit responsibilities. Based on performance versus goals, awards to the Named Executive Officers (other than Mr. Noonan who was not eligible in 2002) with respect to 2002 averaged approximately 113% of target. The above target pay out reflects the Company’s favorable financial performance during the year. The Committee did not make any individual adjustments, but did exclude the effects of certain non-recurring items in accordance with the terms of the 2001 Plan. There were several special bonus payments made to executive officers, including one of the Named Executive Officers, Mr. Blondy, in consideration of extraordinary efforts in connection with the SPA Acquisition.

Long-Term Incentive Equity Opportunities:

      Officers may receive stock options to purchase the Company’s common stock and long-term performance-based stock awards. These equity opportunities are designed to align the interests of executive officers and the stockholders in the Company’s long-term growth by increasing each executive officer’s equity position in the Company.

•	Stock Options

      Executive officers, including the Chief Executive Officer, were granted stock options shortly after the Spin-Off in mid-1998 under the Company’s 1991 Key Employees’ Stock Option Plan (“1991 Plan”), in recognition of the Company’s new status as an independent, publicly-traded entity. With the exception of a one-time special recognition grant to Mr. Swanson and grants to select new hires, subsequent option grants to the Chief Executive Officer and other executive officers were not made in 1999, but were made in 2000 and 2001. In March 2002, the Committee granted options to executive officers comparable to the prior 1991 Plan. In addition, in October 2002, in connection with the SPA Acquisition and in recognition of the officers’ diligent efforts in executing this transaction, the Committee granted executive officers options equivalent to approximately two-and-one-half times the normal annual grant, conditioned upon certain matters, including the consummation of the SPA Acquisition (“founders grant”). The Committee will continue to consider granting options (or other forms of equity participation) to executive officers under the 2001 Plan and may be obligated to do so under certain employment agreements, but does not plan to make any annual grant in 2003 due to the founders grant in late 2002. See “Director and Executive Compensation — Employment Agreements” beginning on page 21. Values of options granted are determined as a percentage of base salary using the Black-Scholes option valuation methodology. The applicable percentage ranges from 45% to 125% for the Named Executive Officers (other than Mr. Noonan who was not eligible in 2002).

•	Long-term performance-based stock awards

      This “at risk” equity interest in the Company has historically been granted to executive officers, including the Chief Executive Officer, under the Company’s Key Employees’ Performance Unit Plan (“PUP”), with such grants in the form of performance shares (“PERS”). There were no such grants during 2002. The Committee has decided to no longer utilize PERS and going forward all long-term performance compensation will (subject to future reconsideration) be in the form of options under the 2001 Plan.

      With respect to PERS, target annual award opportunities are determined as a percent of base salary and range from 35% to 60% for the Named Executive Officers (other than Mr. Noonan who was not eligible in 2002). Actual awards are based on performance versus objectives for each performance period. Historically, new performance cycles commenced every other year, therefore, the target award opportunity for each performance period is two times the annualized target. Award values, in dollars, are determined upon the completion of each performance period and (with limited exceptions) are converted into shares of the Company’s common stock by dividing the dollar amount of the award by the Company’s common stock price (calculated as the average of the high and low prices of the Company’s common stock on the 10 trading days subsequent to delivery of the Company’s audited financial statements to the Committee). Once converted into shares, the PERS vest and are payable one-third immediately after calculation of the Company’s stock price for purposes of computing PERS, an additional one-third one year thereafter and the last one-third two years thereafter.

      It is the Committee’s policy to make stock option grants, as well as any other long-term performance-based awards, to executive officers on a discretionary basis within a guideline range that takes into account the position and responsibilities of each individual executive officer and competitive practice. Such grants reflect the relative value of the individual’s position, as well as the current performance, continuing contribution and prospective impact of executive officers, including the Chief Executive Officer, on the Company’s future success and creation of long-term stockholder value.

CEO Compensation

      Mr. Noonan received a merit salary increase of $50,000 effective April 1, 2001 based on performance and competitive positioning. Due to his impending resignation as Chief Executive Officer, his salary remained unchanged for 2002 and he received a lump sum payment in lieu of participation in any variable compensation program in 2002. See “— Employment Agreements” for a discussion of all payments and benefits Mr. Noonan received with respect to his transition of responsibilities in 2002.

      Mr. Swanson received a promotional salary increase of $167,000 effective May 1, 2002 when he assumed the CEO position. He received another salary increase of $50,000 on December 16, 2002 when he assumed the Chairman’s position. As outlined earlier in this report, base salaries are generally subject to review for adjustment by the Committee every twelve to eighteen months.

      Mr. Swanson’s 2002 AIP performance goals were based on the Company’s gross advertising sales, operating income, and earnings per share. Based on results versus these performance goals, Mr. Swanson received an award of $368,144 or 110.7% of his annual incentive target. Mr. Swanson’s annual target is set at 70% of base salary. Mr. Noonan was not eligible for AIP bonus in 2002.

      In 2002, Mr. Swanson was granted stock options of 565,275 shares reflecting his normal annual grant, an additional grant when he assumed the CEO position and a founder’s grant as described earlier. In March 2003, Mr. Swanson received a PERS award payment in shares equal to $220,143 which represents the second installment of the PERS award for the performance period January 1999 to December 2001. Mr. Noonan received no stock option awards in 2002. In February 2002, Mr. Noonan received a PERS award payment in shares equal to $782,296, which represents the third and final installment of the PERS award for the performance period July 1998 to December 1999. At that time, he also received a PERS award payment in cash equal to $508,444, which represents the first one-third of the award for the performance period January 1999 to December 2001. He was also eligible for a PERS award at target performance of $840,000 in company stock after completion of the long-term performance period from January 1, 2001 to December 31, 2003. However, under the terms of his amended and restated employment agreement, he was paid one-third of that amount in May 2002 and relinquished the remainder of that award. Mr. Noonan received other payments and benefits under his amended and restated employment agreement. See “Director and Executive Compensation — Employment Agreements” beginning on page 21.

Tax Considerations

      As noted above, one of the Company’s objectives is to maintain cost-effective and tax efficient executive compensation programs. Code Section 162(m) limits the Company’s tax deduction to $1 million for compensation paid to any one of the Named Executive Officers identified in this Proxy Statement unless certain requirements are met. One of the requirements is that compensation over $1 million must be based upon attainment of performance goals approved by stockholders. The Annual Incentive Plan, the 1991 Stock Option Plan, the Performance Unit Plan, as well as the 2001 Stock Award and Incentive Plan were each designed to satisfy these requirements. The Committee’s policy is to preserve corporate tax deductions attributable to the compensation of executives while maintaining the flexibility to approve, when appropriate, compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.

          Compensation and Benefits Committee

          Robert Kamerschen, Chairperson

          Kenneth G. Campbell
          Barry Lawson Williams

Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Party Transactions

      Messrs. Kamerschen, Campbell and Williams serve as members of the Compensation and Benefits Committee. No member of that Committee is or has been an officer or employee of the Company and none had interlocking relationships with any other entities of the type that would be required to be disclosed in this Proxy Statement.

      The GS Funds made the Preferred Stock Investment in connection with the SPA Acquisition. Pursuant to the Certificate of Designations governing the Preferred Stock, the holders of the Preferred Stock are entitled to elect two directors to the Company’s Board of Directors, without any approval or veto right by the Company’s other stockholders. Messrs. O’Toole and Gheewalla are the GS Funds’ designees to the Board under that provision. Mr. O’Toole is the brother-in-law of Peter McDonald, a former Board member of the Company and a current Senior Vice President of the Company.

      In addition to his position as a member of the Board of Directors, during July 2002 through September 2002, Mr. McDonald also served as a consultant to provide integration planning services with respect to the SPA Acquisition. Mr. McDonald received $56,000 for these services and was reimbursed $8,052 for related travel expenses.

      Ms. Cooper is the Senior Vice President and Chief Financial Officer of IMS Health Incorporated (“IMS”). Mr. Kamerschen, who serves as chairperson of the Company’s Compensation and Benefits Committee also serves as the chairperson of IMS’ compensation committee, but is not and has never been an executive officer of either company. The Board has unanimously determined that because Mr. Kamerschen is an independent director of both the Company and IMS, and the Company and IMS have no material relationship (as described below), his service on both compensation committees in light of Ms. Cooper’s positions with IMS and the Company, does not give rise to any conflict.

      In addition, as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, IMS and the Company are nominally adverse parties in an arbitration proceeding with respect to certain tax liabilities of the Company that resulted from the structure of the Company’s spin-off from The Dun & Bradstreet Corporation (D&B”) in June 1998. IMS separated from Cognizant Corporation in 1998, which had separated from D&B in 1996, in each case pursuant to similar spin off transactions. As a result of certain contractual indemnification arrangements between the Company and D&B in connection with the spin-off, however, the real party in interest with respect to these tax liabilities and the related arbitration proceeding is D&B. Thus, from a practical perspective, the direct indemnitor of the Company is not IMS, but rather D&B and Moody’s Corporation, which separated from D&B following the Company’s spin-off from D&B. Due to the form of these separation transactions and the various contractual indemnity arrangements entered into in connection therewith, IMS is effectively an indemnitor of D&B, not the Company. See the Company’s Form 10-K for further details regarding these separation transactions, the underlying tax liability and the arbitration proceeding.

      The Board of Directors carefully considered these matters, including advice from counsel, and has determined that Ms. Cooper and/or IMS are not affiliated persons of the Company, and that no material relationship exists between Ms. Cooper (other than in her capacity as director) and/or IMS and the Company. Hence, as set forth above under “Board of Directors — Independence and Financial Expertise Determinations,” the Board has unanimously concluded that Ms. Cooper is independent within the meaning of all applicable laws and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 6, 2003 by (i) each of the Company’s Named Executive Officers, (ii) each of the Company’s directors, (iii) all directors and executive officers of the Company as a group (both including and excluding shares beneficially owned by affiliates of The Goldman Sachs Group, Inc.) and (iv) owners of more than 5% of the outstanding shares of the Company’s common stock, including shares beneficially owned by affiliates of The Goldman Sachs Group, Inc. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them. The mailing address for each of the Company’s directors and Named Executive Officers listed below is One Manhattanville Road, Purchase, NY 10577.

	Shares of the Company’s
	Common Stock

	Amount Beneficially		Percentage
Beneficial Owners	Owned(1)		of Class(1)

Frank R. Noonan	303,339	(2)	1.0%
David C. Swanson	236,610	(3)	*
Steven M. Blondy	18,750	(4)	*
Frank M. Colarusso	134,565	(5)	*
George F. Bednarz	112,637	(6)	*
Debra M. Ryan	76,368	(7)	*
Peter J. McDonald	4,500	(8)	*
Kenneth G. Campbell	11,940	(9)	*
Nancy E. Cooper	2,000	(10)	*
Robert R. Gheewalla	9,995,177	(11)	24.7%
Robert Kamerschen	20,545	(12)	*
Terence M. O’Toole	9,995,177	(11)	24.7%
Carol J. Parry	14,545	(13)	*
Barry Lawson Williams	10,545	(14)	*
David M. Veit	2,350	(10)	*
All Directors and Executive Officers as a Group (17 persons)	10,993,845	(15)	26.6%
All Directors and Executive Officers as a Group, excluding affiliates of The Goldman Sachs Group, Inc. (15 persons)	998,668	(15)	3.2%
The Goldman Sachs Group, Inc.	9,995,177	(16)	24.7%
85 Broad Street New York, NY 10004
Neuberger Berman, Inc.	2,605,930	(17)	8.5%
605 Third Avenue New York, NY 10158
Shapiro Capital Management, Inc.	1,687,265	(18)	5.5%
3060 Peachtree Road Suite 1555 N.W. Atlanta, GA 30305

*	Represents ownership of less than 1%.

(1)	The amounts and percentage of the Company’s common stock beneficially owned are reported on the basis of rules and regulations of the Securities and Exchange Commission (the “Commission”) governing the determination of beneficial ownership of securities. Under such rules and regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has a right to acquire beneficial ownership of within 60 days. Under these rules and regulations, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which he has no economic interest. As of March 6, 2003, the Company had 30,500,983 shares of common stock outstanding. In addition, the GS Funds own 200,604 shares of the Company’s Preferred Stock and are entitled to vote these shares on an as converted basis (equivalent to 8,456,042 shares of common stock). Therefore, a total of 38,957,025 shares are entitled to vote at the Meeting. See Note (16) below.

(2)	Includes 303,339 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(3)	Includes 194,908 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(4)	Includes 18,750 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(5)	Includes 121,435 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(6)	Includes 105,123 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(7)	Includes 73,368 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(8)	Includes 1,500 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(9)	Includes 7,440 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(10)	Includes 500 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(11)	Includes (a) 9,991,119 shares of the Company’s common stock which may be acquired pursuant to warrants exercisable, and Preferred Stock that may be converted into common stock, as of March 6, 2003 or within 60 days thereafter, (b) 1,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter by Messrs. Gheewalla and O’Toole, (c) 3,000 restricted shares of the Company’s common stock owned by Messrs. Gheewalla and O’Toole, and (d) 58 shares of common stock beneficially owned by The Goldman Sachs Group, Inc. Messrs. Gheewalla and O’Toole hold these options and restricted shares for the benefit of The Goldman Sachs Group, Inc. and are deemed to have beneficial ownership of these shares as a result of their positions with Goldman Sachs & Co., an indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. They each disclaim beneficial ownership of all shares, except to the extent of their pecuniary interest therein, if any. See Note (16) for a discussion of the beneficial ownership of these shares by The Goldman Sachs Group, Inc.

(12)	Includes 6,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(13)	Includes 6,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(14)	Includes 3,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter.

(15)	Includes options to purchase 888,736 shares of the Company’s common stock that are exercisable as of March 6, 2003 or within 60 days thereafter, as well as the shares beneficially owned by The Goldman Sachs Group, Inc. See Note (16).

(16)	The Goldman Sachs Group, Inc., Goldman Sachs & Co., the GS Funds and other affiliated entities filed a Schedule 13D/A with the Commission on January 7, 2003. According to that Schedule 13D/A, The Goldman Sachs Group, Inc. beneficially owned 9,991,177 shares as of December 31, 2002, with no sole voting or dispositive power over any of those shares. The shares beneficially owned by The Goldman Sachs Group, Inc. include (a) 200,604 shares of Preferred Stock, which are convertible into 8,341,119 shares of common stock, (b) warrants to purchase 1,650,000 shares of common stock and (c) 58 shares of common stock. In addition, as of the Record Date, The Goldman Sachs Group, Inc. may be deemed to beneficially own (i) 1,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 6, 2003 or within 60 days thereafter by Messrs. Gheewalla and O’Toole and (ii) 3,000 restricted shares of the Company’s common stock owned by Messrs. Gheewalla and O’Toole. Messrs. Gheewalla and O’Toole hold these options and restricted shares for the benefit of The Goldman Sachs Group, Inc. and are deemed to have beneficial ownership of these shares as a result of their positions with Goldman Sachs & Co., an indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Due to the stated 8% dividend on the Preferred Stock and because the Company will not pay such dividends for the first quarter of 2003 in cash, but rather allow such dividends to accrue, as of March 6, 2003, The Goldman Sachs Group, Inc. beneficially owns an additional 229,282 shares of common stock reflecting accrued dividends through 60 days following March 6, 2003.

(17)	Neuberger Berman, Inc., Neuberger Berman, LLC, Neuberger Berman Management Inc. and Neuberger Berman Genesis Fund filed a Schedule 13G/A with the Commission on February 13, 2003. According to that Schedule 13G/A, they beneficially owned 2,605,930 shares as of December 31, 2002, including the sole power to vote 62,980 shares and the sole power to dispose of none of those shares of the Company’s common stock.

(18)	Samuel Shapiro, Shapiro Capital Management, Inc. and The Kaleidoscope Fund, L.P. filed a Schedule 13G with the Commission on February 6, 2003. According to that Schedule 13G, Shapiro Capital Management beneficially owned 1,687,265 shares as of December 31, 2002, including the sole power to vote and to dispose of all of those shares.

OTHER INFORMATION

HOW TO NOMINATE MEMBERS OF THE BOARD OF DIRECTORS

      The Company’s By-Laws provide that stockholders may nominate individuals for the Board of Directors if such nomination is made pursuant to timely notice in writing to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice by prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received by the Company not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on the Company’s books, of such stockholder and (b) the class and number of shares of the Company which are beneficially owned by such stockholder as of the date of such notice. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

HOW TO RAISE A MATTER AT A MEETING

      Any stockholder intending to propose any matter at the next annual meeting but not intending for the Company to include the matter in its proxy statement and proxy related to the next annual meeting must notify the Company by February 9, 2004 of such intention. If the Company does not receive such notice by that date, the notice will be considered untimely. The Company’s proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any such matter of which the Company does not receive notice by February 9, 2004. Notices should be submitted to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

      Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2002.

DELIVERY OF ANNUAL REPORT ON FORM 10-K

      The Company will provide without charge a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 to each of the Company’s stockholders of record as of March 6, 2003 and each beneficial stockholder on that date, upon receipt of a written request therefor mailed to the Company’s principal executive offices, One Manhattanville Road, Purchase, New York 10577, Attention: Investor Relations. Requests from beneficial stockholders must set forth a good faith representation as to such ownership on that date.

RETURN OF PROXY

      It is important that the accompanying proxy be returned promptly. Therefore, whether or not you plan to attend the Meeting in person, you are earnestly requested to date, sign and return your proxy in the enclosed envelope. No postage is required if mailed in the United States. Thanks for your prompt attention to this important matter.

By Order of the Board of Directors

Robert J. Bush
Vice President, General Counsel
and Corporate Secretary

March 24, 2003

Purchase, New York

Annex A

R.H. DONNELLEY CORPORATION

BOARD OF DIRECTORS

AMENDED AND RESTATED

AUDIT AND FINANCE COMMITTEE CHARTER

Purpose

      The primary purposes of the Audit and Finance Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of R.H. Donnelley Corporation (the “Company”) in the discharge of its responsibilities to the Company’s shareholders, potential shareholders, other constituents and the investment community by overseeing the Company’s financial reporting process, systems of internal control, internal and independent audit processes, and the Company’s process for monitoring compliance with laws and regulations and the Policy on Business Conduct and other Company policies.

Composition

      The Board (or any other Committee pursuant to delegated authority) shall appoint (and remove) all members and the Chairman of the Committee. The Committee shall consist of at least three members, each of whom has been determined by the Board to meet the independence, financial literacy and experience/expertise requirements of the New York Stock Exchange (“NYSE”), as implemented by the Board, and the requirements of any other applicable law or regulatory qualifications. In addition, at least one member shall be determined to be eligible and shall be designated by the Board as a “financial expert,” as defined by applicable law and/or regulation. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

Meetings

      The Committee shall meet at least four times a year, with such additional meetings as the Committee may deem necessary or appropriate. At all meetings, a Secretary, designated by the Committee, shall keep minutes. The Chairman of the Committee shall report regularly on the Committee’s activities and actions to the Board, including at each Board meeting that shortly follows any Committee meeting. Meetings of the Committee may also be attended by representatives of the Company’s management, internal auditors, independent auditors, and others, as appropriate, at the invitation of the Committee. The Committee may hold private meetings and executive sessions with management, internal auditors and independent auditors, and shall meet separately with each of the internal and independent auditors in executive session following each of the four regularly scheduled Committee meetings.

Duties And Responsibilities

      The Committee shall have and may exercise the powers of the Board in matters relating to the following duties and responsibilities, to the fullest extent permitted by law:

•	Review with management policies and procedures regarding risk assessment and risk management;

•	Appoint, remove, compensate and oversee the activities of the independent auditors;

•	Review internal and independent audit scopes and results;

•	Resolve any disagreements between management and the internal or independent auditors;

•	Pre-approve all audit and non-audit services proposed to be provided by the independent auditors;

•	Review management’s, the internal auditor’s and the independent auditor’s assessment of the adequacy of the system of internal controls;

•	Monitor compliance with laws and regulations, including establishing procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters, as well as all other compliance matters;

•	Review management’s and the independent auditor’s assessment of the adequacy of financial disclosures to shareholders;

•	Review the Company’s unaudited interim and annual audited financial statements prior to public filing or distribution;

•	Prepare and sign the Committee Report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement;

•	Review and assess the adequacy of this Charter at least annually, submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations;

•	Review and evaluate the performance of the Committee, including compliance with this Charter, at least annually; and

•	Review with management, and cause the Company to prepare and file, the Annual Affirmation regarding this Committee required by the rules of the NYSE.

      Additionally, the Committee may perform such other oversight functions as requested by the Board. The Committee shall report its activities to the Board regularly.

Audit Function

Relationship with Independent Auditors

      The Committee shall:

•	Review annually the qualifications of and appoint the independent auditor for the company, which firm is ultimately accountable to and shall report directly to the Committee and the Board;

•	Receive periodic reports from the independent auditor regarding the auditor’s independence, discuss such reports with the auditor, and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor;

•	Set policies regarding the hiring of employees or former employees of the independent auditors;

•	Receive periodic reports from the independent auditor regarding all critical accounting policies and practices of the Company, all alternative treatments of financial information under generally accepted accounting principles, and any other material communications with management;

•	Receive periodic reports from the independent auditor regarding its internal quality control procedures and any material issues raised by its most recent internal quality control review and steps taken to address such issues;

•	Review annually the type and extent of non-audit services performed by the independent auditor and consider the implications of such services on their independence;

•	Ensure that there are no unjustified restrictions placed upon the independent audit functions or auditors and secure unrestricted access to the internal auditors and vice versa;

•	Review with management and the external auditors all matters required to be communicated to the Committee under generally accepted auditing standards;

•	Review with the independent auditor the scope of their examination with emphasis on accounting and financial areas where the Committee, management or the auditors believe special attention should be directed; and

•	Review with the independent auditor:

•	their evaluation of the adequacy of the system of internal control and controls over the financial reporting process;

•	significant accounting estimates and the reasonableness of the related assumptions;

•	results of their audit, including their opinion on the financial statements; and

•	significant disagreements, if any, with management.

Relationship with Internal Auditors

      The Committee shall:

•	Review with management and the director of internal audit the charter, structure, staffing, activities and scope of the internal audit function of the Company;

•	Review the effectiveness of the internal audit function, including the internal audit function’s objectives and resources, its annual audit plan, including its coordination with the audit performed by the independent auditors, and its internal audit activity reports and the results of the internal audit function’s activities for the year, including their evaluation of the system of internal controls and the adequacy of management’s actions;

•	Ensure that there are no unjustified restrictions placed upon the internal audit functions and secure unrestricted access to the internal auditors and vice versa;

•	Review officers’ expenses and benefits for compliance with approved policies and procedures; and

•	Meet regularly, in executive session when appropriate, with the internal auditors to discuss internal audit matters.

Internal Controls

      The Committee shall:

•	Consider the effectiveness of the company’s internal control system, including information technology security and control; and

•	Understand the scope of internal and independent auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

Financial Reporting Function

      The Committee shall:

•	Review significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the Company’s financial statements;

•	Prior to public disclosure, review the annual audited financial statements (including MD&A) with management and independent auditors, and consider whether they are complete, consistent with information made known to Committee members, and reflect appropriate accounting principles;

•	Understand how management develops interim financial information, and the nature and extent of internal and independent auditor involvement;

•	Prior to public disclosure, review interim unaudited financial statements (Including MD&A) with management and the independent auditors, and consider whether they are complete, consistent with information made known to Committee members; and

•	Review other public disclosure, including earnings releases and analyst and rating agency presentations and consider the accuracy and completeness of such information.

Compliance Function

      The Committee shall:

•	Review the effectiveness of the system for monitoring compliance with laws and regulations and the Company’s Policy on Business Conduct, and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance;

•	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters, as well as any other compliance matters;

•	Review the findings of any examinations by regulatory agencies, and any auditor observations;

•	Review the process for communicating the Policy on Business Conduct and other important company policies to company personnel, and for monitoring compliance therewith; and

•	Obtain regular updates from management and legal counsel regarding compliance matters.

Finance Function

•	The Committee shall have responsibility for reviewing proposed and existing financing arrangements and compliance thereunder to the extent applicable.

•	The Committee will ascertain and make recommendations to the Board regarding financing requirements for the Company and sources for such financing.

Outside Consultants

      The Committee shall have the sole authority and discretion to retain outside consultants, legal counsel or other independent third-party experts to advise the Committee in discharging its duties and responsibilities. The Committee has express authority to conduct or authorize investigations into any matters within its scope of responsibility and to utilize such consultants to perform such investigations.

Adopted by the Board of Directors on March 11, 2003

Annex B

R.H. DONNELLEY CORPORATION

BOARD OF DIRECTORS

AMENDED AND RESTATED

COMPENSATION AND BENEFITS COMMITTEE CHARTER

Purpose

      The primary purposes of the Compensation and Benefits Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of R.H. Donnelley Corporation (the “Company”) in the discharge of its responsibilities to the shareholders, potential shareholders, other constituents and the investment community by overseeing: (i) the executive compensation practices of the Company; (ii) administration of the Company’s compensation and benefits programs for employees and non-employee members of the Board including but not limited to awards of equity interests; and (iii) the production of an annual report on executive compensation for inclusion in the Company’s proxy statement.

Composition

      The Board (or any other Committee pursuant to delegated authority) shall appoint (and remove) all members and the Chairman of the Committee. The Committee shall consist of at least three members. All members of the Committee shall be members of the Board, each of whom has been determined by the Board to: (i) meet the independence requirements of the New York Stock Exchange (“NYSE”) as implemented by the Board and the requirements of any other applicable law or regulatory qualifications; (ii) qualify as “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the “1934 Act”) and the rules promulgated thereunder by the Securities and Exchange Commission (“SEC”), as amended from time to time; and (iii) meet the “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time. Members should have sufficient knowledge and familiarity in the area of compensation practices and policies to be able to properly discharge the duties and responsibilities of the Committee. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

Duties and Responsibilities

      The Committee shall have and may exercise the powers of the Board in matters relating to the following duties and responsibilities, to the fullest extent permitted by law:

•	Administration: The Committee shall interpret, implement and administer all aspects of remuneration, including but not limited to the compensation and benefits of all executive officers, members of management, all other employees of the Company and its subsidiaries and non-employee members of the Board. In carrying out this duty, the Committee’s responsibilities shall include, but not be limited to:

(i) Establish and administer compensation and benefits policies, plans and programs and determine eligibility and the type, amount and timing of such compensation and benefits provided or paid pursuant to such policies, plans and programs.

(ii) Monitor, on an on-going basis, such policies, plans and programs, and adopt or recommend amendments to or new policies, plans and programs, including all incentive compensation and equity-based plans.

(iii) Establish annual and long-term performance criteria and goals at the beginning of each performance period pursuant to any Company incentive plans, and certify results achieved at the end of each performance period, for all executive officers of the Company.

(iv) Make individual compensation determinations including, but not limited to, salary, annual and long-term incentive awards of cash and stock, stock option grants, other equity grants, and the totals thereof, with respect to the Company’s Chief Executive Officer (“CEO”) and senior management (collectively, the “Executive Group”). All such determinations shall be presented to the Board for its review, and in the case of the CEO, such determination shall be presented to the Board for its ratification.

(v) Consider, among other factors, individual, business unit and Company strategic progress and performance relative to prior years’ results, economic and business conditions, annual and long-term goals, and comparative/competitive pay and performance levels in carrying out the Committee’s duties hereunder.

(vi) Review and approve all executive employment contracts and other compensatory, severance or change-in-control arrangements for current and former members of the Executive Group.

(vii) Review and recommend to the Board compensation arrangements for non-employee members of the Board on the advice of outside compensation counsel or the Chief Legal Officer, and assist the Board in developing corporate governance guidelines relating to director compensation.

(viii) Review and recommend to the Board director and officer indemnification and insurance matters on the advice of the Chief Legal Officer.

(ix) Annually review and appraise the performance of the CEO.

(x) Annually review the executive performance appraisal process and program and the management development and succession planning policies and programs of the Company with the CEO and present to the Board for its review the results of such review.

(xi) Administer the Company’s employee and executive benefit plans, programs and practices, including responsibility for the selection and retention of trustees to have custody of plan assets, the selection and retention of asset managers for such plans and the determination of investment guidelines and portfolio objectives applicable thereto.

(xii) Establish and periodically review policies and practices relative to Executive Group perquisites and expense accounts.

(xiii) Reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

(xiv) Annually review and evaluate the performance of the Committee, including compliance by the Committee with this Charter.

•	Additional Approval Requirements: The foregoing notwithstanding, any policies, plans and programs that provide for material compensation of non-employee directors or that reserve additional equity securities for issuance in connection with options or other equity awards, and material amendments to such programs, shall be subject to approval of the Board, and to the extent required by law or NYSE rule, the stockholders of the Company.

•	Delegation: The Committee may delegate the authority granted hereunder, subject to applicable limitations under applicable law. Such delegation may include delegation to a subcommittee, in order to ensure compliance with legal and regulatory obligations, to ensure timely decision making or for other purposes. Such delegation may also include delegation to management or any member or members of the Executive Group, but only with respect to compensation matters affecting employees other than any such person to whom any authority is so delegated.

•	CEO Compensation: With respect to the CEO, the Committee shall specifically review and approve Company goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation. In determining the incentive components of CEO compensation, the Committee shall consider, among other factors, the Company’s strategic objectives and progress, Company performance and relative shareholder return, the retention, motivation, performance and contributions of the CEO, the value of similar incentive awards to CEOs at comparable companies, the awards given to the Company’s CEO in past years, and economic and business conditions.

•	Compliance and Reporting: The Committee shall produce annual reports summarizing compensation policies for the Company’s CEO and other executive officers and explain the relationship between executive officer compensation and the Company’s performance, as required by the SEC, the NYSE and generally accepted business practices for inclusion in the Company’s proxy statement in accordance with SEC rules and regulations.

•	Other: The Committee shall have and may exercise such other rights, duties and obligations as may be ancillary to those specified herein or otherwise as delegated to the Committee by the Board of Directors.

Meetings and Reports to the Board

      The Committee shall schedule at least three regular meetings per year, at which a Secretary, designated by the Committee members, shall keep minutes. The Committee shall meet in executive session at least on an annual basis. The Chairman of the Committee shall report regularly on the Committee’s activities and actions to the Board, including at each Board meeting that shortly follows any Committee meeting.

Outside Consultants

      The Committee shall have the sole authority and discretion to retain outside compensation consultants, legal counsel or other independent third-party experts to advise the Committee in discharging its duties and responsibilities.

Adopted by the Board of Directors this 12th day of February 2003.

Annex C

R.H. DONNELLEY CORPORATION

BOARD OF DIRECTORS

AMENDED AND RESTATED

CORPORATE GOVERNANCE COMMITTEE CHARTER

Purpose

      The primary purposes of the Corporate Governance Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of R.H. Donnelley Corporation (the “Company”) in the discharge of its responsibilities to the shareholders, potential shareholders, other constituents and the investment community by overseeing: (i) Board and Committee composition; and (ii) the development, maintenance and evolution of corporate governance policies, guidelines and procedures.

Composition

      The Board (or any Committee pursuant to delegated authority) shall appoint (and remove) all members and the Chairman of the Committee. The Committee shall consist of at least three members, each of whom has been determined by the Board to meet the independence requirements of the New York Stock Exchange (“NYSE”) as implemented by the Board and the requirements of any other applicable law or regulatory qualifications. Members should have sufficient knowledge and familiarity in the area of corporate governance to be able to properly discharge the duties and responsibilities of the Committee. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

Duties and Responsibilities

      The Committee shall have and may exercise the powers of the Board in matters relating to the following duties and responsibilities, to the fullest extent permitted by law:

•	Corporate Governance Guidelines: The Committee shall formulate, adopt, maintain, revise (as required or appropriate from time to time) and enforce a set of Corporate Governance Guidelines in accordance with NYSE rules and other applicable regulatory requirements. These Guidelines shall address, but not be limited to:

(i) director qualification standards;

(ii) director duties, obligations and responsibilities;

(iii) director access to management and independent advisors;

(iv) in consultation with the Compensation and Benefits Committee, director compensation;

(v) director orientation and continuing education;

(vi) management and Board succession; and

(vii) annual Board evaluations.

•	Board Composition and Functioning: The Committee has responsibility for:

(i) reviewing the qualifications of candidates for Board membership;

(ii) recommending to the Board candidates to fill vacancies on the Board which occur between annual meetings of shareholders;

(iii) recommending to the Board criteria regarding qualifications for Board membership;

C-1

(iv) recommending to the Board criteria regarding the composition of the Board, the total size of the Board and the proportion of employee and non-employee directors;

(v) otherwise assisting the Board in matters affecting the functioning of the Board;

(vi) monitoring corporate governance developments and recommending to the Board appropriate responses, including changes to the Corporate Governance Guidelines and/or this Charter;

(viii) re-assessing the adequacy of this Charter annually and recommending any proposed changes to the Board for approval;

(ix) annually reviewing and evaluating the performance of the Committee, including compliance with this Charter; and

(x) establishing Board and committee meeting schedules for adoption by the Board.

•	Other: The Committee shall have and may exercise such other rights, duties and obligations as may be ancillary to those specified herein or otherwise as delegated to the Committee by the Board of Directors.

      Delegation: The Committee may delegate the authority granted hereunder, subject to applicable limitations under applicable law. Such delegation may include delegation to a subcommittee, in order to ensure compliance with legal and regulatory obligations, to ensure timely decision making or for other purposes. Such delegation may also include delegation to management.

Meetings and Reports to the Board

      The Committee shall schedule at least three regular meetings per year, at which a Secretary, designated by the Committee members, shall keep minutes. The Committee shall meet in executive session at least on an annual basis. The Chairman of the Committee shall report regularly on the Committee’s activities and actions to the Board, including at each Board meeting that shortly follows any Committee meeting.

Outside Consultants

      The Committee shall have the sole authority and discretion to retain outside search firms and consultants, legal counsel or other independent third-party experts to advise the Committee in discharging its duties and responsibilities.

Adopted by the Board of Directors this 12th day of February 2003.

C-2

R.H. DONNELLEY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS — MAY 1, 2003

PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Steven M. Blondy and Robert J. Bush (collectively, the “Proxies”), and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders (the “Meeting”) of R.H. Donnelley Corporation (the “Company”), to be held at The Renaissance Westchester Hotel, 80 West Red Oak Lane, White Plains, NY 10604, on May 1, 2003, at 2:00 p.m. local time, and at any adjournments or postponements thereof, and to vote all the shares of common stock of the Company which the undersigned may be entitled to vote on all matters properly coming before the Meeting, and any adjournments or postponements thereof.

     The trustees of the Company’s Profit Participation Plan, the DonTech Profit Participation Plan and the Dun & Bradstreet Employee Stock Purchase Plan (collectively the “Plans”) have agreed that this proxy will also serve as voting instructions from participants in those Plans who have plan contributions for their respective accounts invested in the Company’s Common Stock. Proxies covering shares in the Plans must be received on or prior to April 28, 2003. If a proxy covering shares in either of the Plans has not been received on or prior to April 28, 2003 or if it is signed and returned without specification marked in the instruction boxes, the trustee will vote those Plan shares in the same proportion as the respective shares in such Plan for which it has received instructions, except as otherwise required by law.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN HEREIN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) IN FAVOR OF THE ELECTION OF THE NOMINEES FOR THE CLASS I MEMBERS OF THE BOARD OF DIRECTORS, (B) FOR PROPOSAL 2, (C) AGAINST PROPOSAL 3, AND (D) IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE MARK YOUR DIRECTIONS BELOW, FILL IN THE DATE AND SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

(1)	Election of Class I Members of the Board of Directors

WITHHOLD AUTHORITY
Nominee	VOTE FOR	TO VOTE FOR

Nancy E. Cooper	[ ]	[ ]
Robert Kamerschen	[ ]	[ ]
David C. Swanson	[ ]	[ ]

(2)	Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2003.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

(3)	Stockholder proposal regarding redemption of rights under the Company’s Rights Plan.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

(4)	In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the Meeting, and any adjournments or postponements thereof.

Signatures:	Dated:	, 2003

     NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation, officer, attorney, agent, trustee or guardian, etc., please add your full title following your signature.